Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-3 No. 333- 224380) of Genesis Energy, L.P. and subsidiaries,
(2)Registration Statement (Form S-3 No. 333-219710) of Genesis Energy, L.P. and subsidiaries,
(3)Registration Statement (Form S-3 No. 333- 232439) of Genesis Energy, L.P,
(4)Registration Statement (Form S-3 No. 333-173337) of Genesis Energy, L.P.
(5)Registration Statement (Form S-3 No. 333-150239) of Genesis Energy, L.P., and
(6)Registration Statement (Form S-3 No. 333-235606) of Genesis Energy, L.P.

of our reports dated March 1, 2021, with respect to the consolidated financial statements of Genesis Energy, L.P. and the effectiveness of internal control over financial reporting of Genesis Energy, L.P. included in this Annual Report (Form 10-K) of Genesis Energy, L.P. for the year ended December 31, 2020.

/s/ Ernst & Young LLP
Houston, Texas
March 1, 2021